Law Offices of

                              Neil J. Beller, LTD.
                              2345 Red Rock Street

                                    Suite 301

                                Las Vegas, 89102

January 4, 2000



U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

     We have acted as counsel to Info-Quote Service, Inc., a Nevada corporation ("Company"), in connection with its Registration Statement on Form SB-2 relating to the registration of 312,500 shares of its common stock ("Shares"), $0.001 par value per Share, at a maximum offering price of $0.32 per Share.

     In our representation we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation and Bylaws of the Company.

     Based upon the foregoing, it is our opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/  Neil J. Beller
Neil J. Beller, LTD.